Exhibit 10.1

30 North LaSalle

Suite 4000

Chicago, IL  60602

312-630-1900 Office

312-630-9299 Fax

TELEPHONE AND DATA
SYSTEMS, INC.

August 16, 2007

Mr. Douglas D. Shuma

RE:          SENIOR VICE PRESIDENT – CORPORATE CONTROLLER

Dear Doug,

I, Ted Carlson and all the other members of TDS and business unit management teams with whom you met are most impressed with you and the talents you would bring to our senior management team as TDS’s Senior Vice President – Corporate Controller.  In this capacity you would report directly to me and be responsible for significantly improving the effectiveness, credibility and leadership of all controllership areas.  Over the longer run, we are looking to you to provide the vision, strategies, programs, metrics and overall direction required for the TDS Corporate accounting organization to deliver maximum support, assistance and value to the business units and TDS Corporate.

More specifically, you will be tasked with carrying out the duties and responsibilities outlined in the attached Position Specification Statement.  In doing so, you will, of course, have my full support and that of Ted Carlson and the entire corporate management team.

It is very clear Doug that you have the talent, experience, leadership ability, integrity and problem solving skills necessary to do an outstanding job in this important and challenging role; and I am sure you will do exactly that.  In addition to the excellent managerial, technical and collaborative skills you will bring to this position, your background fits very well with our needs.  In particular, your valuable experience in developing and leading strong accounting organizations; making needed improvements in accounting programs, processes and controls; in handling internal and external reporting and Sarbanes Oxley compliance; as well as working in public accounting, will serve you well as TDS’s Senior Vice President – Corporate Controller.

Our offer to you reflects the important responsibilities of this position and our complete confidence in your ability and resolve to handle them in an excellent manner.  We believe that it will provide you with the basis on which to make a decision to join our senior corporate leadership team.  Our offer is as follows:

•                  A base salary at the annual rate of $260,000 per year through December 31, 2007, with a performance review following year-end 2007 for an increase that would be effective January 1, 2008.  Our policy is to review corporate executives’ performance and salary annually as of January 1st.

•                  Your target bonus opportunity will be 35% of your base salary for the year.  You will be eligible for a 2007 prorated bonus based on the time you serve as TDS Senior Vice President – Corporate Controller.  With superior company and individual performance, you can expect to earn bonuses significantly above your target bonus percentage.  TDS’s bonus awards are based 70% on assessed individual performance and 30% on company performance.

•                  Participation in the TDS Long-Term Incentive Program (LTIP), with your awards for 2007 performance (granted in 2008) being prorated for the time you are employed by TDS.  Target awards are determined annually and depend on what happens with respect to LTI awards in the marketplace.  The target award for 2006 (granted in 2007) for your position was 110% of base salary.  Your target LTI award for 2007 will be no more than plus or minus 15% of this percentage.

Your actual award in 2008 will depend on your assessed performance and that of our business units against their approved bonus programs.  More specifically, the 2008 LTIP target awards are expected to be structured similar to, or the same as, the 2007 awards:

Grant Type	% of Target 2007 LTI Value	Explanation
Automatic Stock Options	20%	Grant based on target LTI amount for position (no performance conditions).
Performance Stock Options	45%	Grant is determined by assessed individual performance.
Performance Restricted Stock	35%

Grant is based on Company performance. Specifically, 75% of target value based on results of the objective measures in the annual USCC senior management bonus program, 25% of target value based on results of the objective measures in the TDS Telecom senior management bonus program.

•                  The same medical, life insurance and pension program which TDS has extended to our executive employees.

•                  A company car under our company car policy for senior level executives.  More specifically, you will be able to purchase a company car of your choice with TDS paying up to $42,000 of the cost of the vehicle if it is a 2007 model.  (The $42,000 includes the base price of the car, all options and freight.  It does not include taxes, titles and other fees, which TDS will pick up.)

•                  A health club membership, should you care to join one.

•                  Three weeks of vacation a year to be taken, of course, at times that will not jeopardize performance of your duties.

Our offer has one contingency.  Like any other new TDS employee, you must pass a drug screen. This can be done either before or after you start work with us.

In summary, Doug, I believe you will find this employment offer to be quite attractive.  Ted Carlson and I have every confidence that you can perform this vital senior management position in a superior manner.  There is, in our view, an excellent fit between your experience, talents, ambitions, and our need for a top-flight, highly motivated Senior Vice President – Corporate Controller.  In this position, as you are well aware, you will play a key leadership role in determining TDS’s future progress and success.

Doug, please call me or Don Render if you have any questions about this offer.  Assuming it is acceptable to you, please sign as indicated below, and send me a copy of this letter.

Very truly yours,

/s/ Kenneth R. Meyers
Kenneth R. Meyers
Executive Vice President and CFO

KRM/nu

Enclosure

cc:	Ted Carlson	Ted Herbert	Don Render

Acknowledged and Accepted By:

/s/ Douglas D. Shuma			8/17/07
Douglas D. Shuma			Date